P R E S S    R E L E A S E
FOR IMMEDIATE RELEASE
WESTWOOD ONE
ELECTS
ALBERT CARNESALE
TO BOARD OF DIRECTORS
New York, NY – August 4, 2005— Westwood One (NYSE: WON) announced today the election of Albert Carnesale to its Board of Directors. Mr. Carnesale currently is the Chancellor of the University of California, Los Angeles.
“I am delighted that Albert Carnesale has accepted our invitation to join the Board of Directors of Westwood One,” said Shane Coppola, President and CEO, Westwood One. “Chancellor Carnesale is a recognized and accomplished leader in his field who possesses the highest personal and professional integrity, ethics and values. His addition to the Westwood One Board of Directors is an outstanding gain for Westwood One.”
“I am excited to join the Westwood One team and begin working closely with other members of the Board of Directors and Westwood One management,” said Albert Carnesale. “Westwood One is a leader in the media industry, and I look forward to helping Westwood continue to achieve its goals and maintain its leadership position in the future.”
Mr. Carnesale has served as Chancellor of the University of California, Los Angeles since July 1997. Prior to his current position, he served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of Harvard University’s John F. Kennedy School of Government from November 1991 through December 1995. He also served as a Professor of Public Policy and Administration at the Kennedy School for 23 years, beginning in 1974. Carnesale is a member of the Board of Directors of Teradyne, Inc. (NYSE: TER).
Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by Infinity Broadcasting Corporation. For more information visit www.westwoodone.com.
###

Contacts: Peter Sessa	Westwood One	212.641.2053 peter_sessa@westwoodone.com